Exhibit 99.1

FOR MORE INFORMATION, CONTACT: Dan Swenson Senior Director, Investor Relations & Corporate Communications 847/405-2515 dswenson@cfindustries.com

Terra Nitrogen Company, L.P. Reports Fourth Quarter
2013 Results

DEERFIELD, IL (Feb. 18, 2014)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $113.6 million on sales of $168.3 million for the quarter ended December 31, 2013.  This compares to net earnings of $150.0 million on sales of $206.5 million for the 2012 fourth quarter.  Net income allocable to Common Units was $69.0 million ($3.73 per Common Unit) and $85.3 million ($4.61 per Common Unit) for the 2013 and 2012 fourth quarters, respectively.

For the full year 2013, TNCLP reported net earnings of $502.4 million on sales of $736.2 million.  This compares to net earnings of $560.8 million on sales of $780.1 million in 2012.  Net income allocable to Common Units was $291.8 million ($15.77 per Common Unit) and $315.6 million ($17.06 per Common Unit) in 2013 and 2012, respectively.

Results for the fourth quarter of 2013 included an unrealized mark-to-market gain on natural gas derivatives of $9.3 million compared to a gain of $1.0 million in the fourth quarter of 2012.    For the full year 2013, TNCLP had a mark-to-market gain on natural gas derivatives of $9.1 million compared to a gain of $10.6 million in 2012.

Analysis of Results
Sales for the 2013 fourth quarter totaled $168.3 million, compared to sales of $206.5 million for the 2012 fourth quarter.  This decrease was due to lower ammonia and urea ammonium nitrate solution (UAN) average selling prices and lower ammonia sales volume, which was partially offset by higher UAN sales volume.  Ammonia average selling price decreased compared to the prior year due to high industry-wide inventory and UAN average selling price decreased due to weaker global nitrogen market conditions compared to the prior year period.  Ammonia sales volume decreased due to a shorter fall ammonia application season compared to 2012, while UAN sales volume increased due to customers rebuilding their inventory levels.

Comparing the fourth quarter 2013 to 2012, TNCLP’s:

•                  Ammonia average selling prices decreased by 34 percent and UAN average selling prices decreased by 15 percent;

•                  Ammonia sales volume decreased by 4 percent and UAN sales volumes increased by 7 percent; and

•                  Realized natural gas cost per MMBtu decreased by 1 percent.

Sales for the full year totaled $736.2 million, compared to sales of $780.1 million in 2012.  This decrease was due to lower sales volume which was partially offset by higher ammonia selling prices.  The sales volume decline was due primarily to planned plant turnaround activities completed during the third quarter.  UAN average selling price was unchanged from last year, while the ammonia average selling price increased due to higher selling prices in the first half of 2013 as compared to the first half of 2012.

Comparing the full year 2013 to 2012, TNCLP’s:

•                  Ammonia average selling price increased by 1 percent and UAN average selling price was unchanged;

•                  Ammonia and UAN sales volumes decreased by 14 and 3 percent, respectively; and

•                  Realized natural gas cost per MMBtu increased by 8 percent.

Cash Distribution
Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital expenditures. In 2013, capital expenditures were $99.6 million as compared to $47.8 million in 2012. In 2013, the capital program included a rail yard expansion, new ammonia and UAN storage tanks, and control and electrical system upgrades.  Some of these projects are extending beyond 2013.  In 2014, TNCLP is expected to have capital expenditures in the range of $75 million to $125 million for projects, including a turnaround of approximately 50% of the plant that is anticipated to occur in the second half of the year.

TNCLP reported on February 10, 2014 the declaration of a cash distribution for the quarter ended December 31, 2013, of $2.10 per common limited partnership unit payable February 28, 2014, to holders of record as of February 21, 2014.

Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets.  Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•                  risks related to TNCLP’s reliance on one production facility;

•                  the cyclical nature of TNCLP’s business;

•                  the global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•                  conditions in the U.S. agricultural industry;

•                  the volatility of natural gas prices in North America;

•                  reliance on third party transportation providers;

•                  weather conditions;

•                  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

•                  future regulatory restrictions and requirements related to greenhouse gas emissions, climate change or other environmental requirements;

•                  risks associated with cyber security;

•                  TNCLP’s inability to predict seasonal demand for its products accurately;

•                  risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•                  limited access to capital;

•                  acts of terrorism and regulations to combat terrorism;

•                  risks related to TNCLP’s dependence on and relationships with CF Industries;

•                  deterioration of global market and economic conditions;

•                  control of TNCLP’s General Partner by CF Industries;

•                  the conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•                  changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ Web site. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ Web site, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$86.9	$149.4
Demand deposits with General Partner Affiliates	—	5.4
Due from affiliates of the General Partner	29.0	—
Accounts receivable	1.0	0.6
Inventories	5.9	5.8
Prepaid expenses and other current assets	7.8	1.6
Total current assets	130.6	162.8

Property, plant and equipment, net	214.1	128.1
Other assets	5.1	7.7
Total assets	$349.8	$298.6

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$27.9	$24.3
Due to affiliates of the General Partner	3.7	—
Other current liabilities	8.0	1.0
Total current liabilities	39.6	25.3

Noncurrent liabilities	1.2	1.5

Partners’ capital:
Limited partners’ interests, 18,501,576 Common Units authorized, issued and outstanding	264.5	238.3
Limited partners’ interests, 184,072 Class B Common Units authorized, issued and outstanding	1.5	1.2
General partner’s interest	43.0	32.3
Total partners’ capital	309.0	271.8
Total liabilities and partners’ capital	$349.8	$298.6

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
	(in millions, except per unit amounts)
Net sales:
Product sales to an Affiliate of the General Partner	$168.0	$204.6	$734.8	$776.7
Other income from an Affiliate of the General Partner	0.1	0.1	0.6	0.6
Other income	0.2	1.8	0.8	2.8
Total	168.3	206.5	736.2	780.1

Cost of goods sold:
Materials, supplies and services	45.2	46.9	191.7	180.4
Services provided by the General Partner and Affiliates	5.7	5.8	24.7	21.9
Gross margin	117.4	153.8	519.8	577.8
Selling, general and administrative services provided by the General Partner and Affiliates	3.9	3.7	15.3	15.0
Other general and administrative expenses	(0.1)	0.1	2.1	2.0

Earnings from operations	113.6	150.0	502.4	560.8

Net earnings	$113.6	$150.0	$502.4	$560.8

Allocation of net earnings:
General Partner	$43.5	$63.2	$205.7	$239.7
Class B Common Units	1.1	1.5	4.9	5.5
Common Units	69.0	85.3	291.8	315.6
Net earnings	$113.6	$150.0	$502.4	$560.8

Net earnings per common unit	$3.73	$4.61	$15.77	$17.06

TERRA NITROGEN COMPANY, L.P.

SUMMARIZED OPERATING INFORMATION

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Sales volumes by product (tons in thousands)
Ammonia	94	98	319	371
UAN (1)	509	475	1,944	1,999

Average selling prices (dollars per ton)
Ammonia	$445	$676	$556	$550
UAN	246	289	286	286

Natural gas costs/MMBtu (2)	$3.53	$3.55	$3.58	$3.31

(1)  The nitrogen content of UAN is 32% by weight.

(2)  Includes the cost of natural gas purchases and realized gains and losses on natural gas derivatives.